Exhibit 99.1

Lightwave Logic, Inc. Provides Update on its Executive Leadership Team

Board and CEO Yves LeMaitre reach definitive agreement to extend the term of Mr. LeMaitre’s employment agreement

CFO and COO Jim Marcelli to retire at year-end, Company has initiated a search for replacement

ENGLEWOOD, Colo., September 16, 2025 -- Lightwave Logic, Inc. (NASDAQ: LWLG) (the “Company”), a leading provider of high-performance electro-optic (EO) polymer materials, today provided an update on its executive leadership team. The Company announced that the Board of Directors and Chief Executive Officer Yves LeMaitre have signed a definitive agreement to extend the term of Mr. LeMaitre’s employment agreement for an additional three years. The current agreement term now extends until December 31, 2028.

The Company also announced that Chief Financial Officer and Chief Operating Officer Jim Marcelli has informed the Board of his intent to retire at the end of this year. The Company has initiated a comprehensive search for Mr. Marcelli’s replacement. He will remain with the Company in his current capacity through December 31, 2025, and will remain a member of the Board of Directors through December 31, 2025.

“We are very excited to have reached this agreement with Yves to extend the term of his employment as our CEO,” said Ronald A. Bucchi, Chairman of the Board. “Since his appointment to CEO in December 2024, Yves has had a measurable and significant impact on the Company’s commercial progress and material readiness. We are highly confident that he is the right leader for Lightwave Logic at this critical time for both the Company and silicon photonics industry.”

Mr. Bucchi added, “On behalf of the entire Board, I would also like to extend our gratitude for Jim’s 17 years of service to the Company. Jim has held various roles across Lightwave Logic over that time, including a four-year tenure as our President and Chief Executive Officer. His expertise and guidance played a central role in the Company’s ascent to a publicly traded company on the OTCOX, and our uplisting to NASDAQ, as well as positioning the Company’s technology platform for commercial readiness. We wish Jim all the best in his retirement.”

About Lightwave Logic, Inc.

Lightwave Logic, Inc. (NASDAQ: LWLG) is a technology platform company pioneering the development of proprietary electro-optic polymers that enable ultra-high-speed data transmission with low power consumption and compact form factors. These materials power next-generation photonic devices for telecommunications, data centers, and emerging AI infrastructure. Visit www.lightwavelogic.com for more information.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding polymer performance, manufacturing readiness, and potential real-world applications. Words such as “may,” “will,” “should,” “anticipates,” “believes,” and similar expressions identify such statements. Actual results may differ materially due to risks including technical and manufacturing challenges, reliance on third-party foundries, delays in qualification, funding constraints, market competition, regulatory changes, and other risks described in Lightwave Logic’s filings with the SEC, including the “Risk Factors” section of its most recent Form 10-K and Form 10-Q.

Contacts:

Ryan Coleman or Nick Teves

Alpha IR Group for Lightwave Logic

lwlg@alpha-ir.com

312-445-2870